Exhibit 99.1

Tower Group, Inc. Reports Strong Second Quarter 2009 Operating Results

NEW YORK--(BUSINESS WIRE)--August 5, 2009--Tower Group, Inc. (NASDAQ: TWGP) today reported net income of $30.6 million and diluted earnings per share of $0.75 for the second quarter 2009. Operating income(1) and operating earnings per share(1) were $29.5 million and $0.73 for the second quarter of 2009, respectively.

Key Highlights (all percentage increases compare the second quarter 2009 results to the results for the same period in 2008 except as noted otherwise):

  Gross premiums written and produced(2) increased by 29.7% to $260.9 million.
  Operating return on equity(1) was 14.4% compared to 19.3% in the prior year second quarter.
  Net investment income increased by 108.2% to $17.4 million.
  Brokerage Insurance (formerly Tower managed business):
    Gross premiums written and produced increased by 25.9% to $212.6 million.
    Net combined ratio was 85.5% versus 81.1% in the prior year second quarter.
  Specialty Business (formerly CastlePoint managed business):
    Gross premiums written increased by 49.5% to $48.3 million.
    Net combined ratio was 82.0% versus 85.9% in the prior year second quarter.
  The acquisition of Specialty Underwriters' Alliance, Inc. was announced on June 22, 2009.
  Book value per share increased 7.6% during the quarter to $20.93 at June 30, 2009 as compared to $19.46 at March 31, 2009.
  Pre-tax net unrealized gains of $47 million were attributable to the investment portfolio during the quarter.

Michael H. Lee, President and Chief Executive Officer of Tower Group, Inc., stated, “During the quarter, we continued to profitably grow our brokerage business by successfully incorporating our Hermitage business and continuing to expand geographically. Our growth was also driven by expansion into the specialty business that we acquired from CastlePoint. In addition to the strong operating results, we also experienced substantial unrealized gains in our investment portfolio which left us with only $7 million of net unrealized losses for a portfolio of $1.6 billion in investments and cash. Finally, the recently announced acquisition of Specialty Underwriters’ Alliance is proceeding as anticipated and is expected to close sometime during the fourth quarter. We are currently working closely with the SUA management team to provide their producers with access to Tower’s capabilities, which Tower and SUA believe will be mutually beneficial.”

Financial Summary ($ in thousands, except per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Gross premiums written	$260,741	$165,963	$460,685	$301,075
Premiums produced by managing general agency	479	36,099	11,208	59,390
Net premiums written	235,818	82,625	422,082	150,980
Total commission and fee income	7,673	36,288	26,044	67,180
Net investment income	17,417	8,366	31,950	18,162
Net realized (losses) gains on investments	442	(7,970)	(230)	(6,596)

Total revenues	254,983	106,798	455,305	217,290
Gain on CastlePoint shares	-	-	7,388	-
Net income	30,627	10,169	48,604	25,022
Earnings per share – Basic	$0.76	$0.44	$1.31	$1.09
Earnings per share – Diluted	$0.75	$0.44	$1.30	$1.08
Return on average equity	15.0%	12.8%	18.6%	15.9%

Combined Brokerage and Specialty Segments
Net premiums earned	$229,451	$70,114	$397,541	$138,544
Net loss ratio	52.2%	52.7%	52.8%	53.6%
Net expense ratio	32.4%	29.0%	32.7%	29.7%

Brokerage Insurance Segment
Net premiums earned	$173,552	$62,142	$300,863	$128,472
Net loss ratio	51.7%	52.6%	51.7%	53.5%
Net expense ratio	33.8%	28.5%	33.5%	29.6%

Specialty Business Segment
Net premiums earned	$55,899	$7,972	$96,678	$10,072
Net loss ratio	53.8%	53.3%	56.3%	54.5%
Net expense ratio	28.2%	32.6%	30.2%	30.5%

Reconciliation of non-GAAP financial measures:
Net income	$30,627	$10,169	$48,604	$25,022
Net realized (losses) gains on investments, net of tax	287	(5,181)	(150)	(4,287)
Acquisition-related transaction costs, net of tax (3)	868	-	(9,056)	-
Operating income	29,472	15,350	57,810	29,309
Operating EPS and ROE:
Earnings per share – Basic	$0.73	$0.67	$ 1.56	$1.27
Earnings per share – Diluted	$0.73	$0.66	$ 1.55	$1.26
Return on average equity	14.4%	19.3%	22.2%	18.6%

Gross premiums written increased to $260.7 million in the second quarter, a 57.1% increase compared to the second quarter of 2008.

Total revenues increased 138.8% to $255 million in the second quarter of 2009 as compared to $106.8 million in the prior year's second quarter. Net premiums earned represented 90% of total revenues for the three months ended June 30, 2009 compared to 65.7% for the same period in 2008.

Total commission and fee income decreased 78.9% to $7.7 million in the second quarter of 2009 compared to $36.3 million in the second quarter of 2008. This was due to the closing of the CastlePoint transaction during the first quarter, after which Tower Risk Management ceased producing business on behalf of CastlePoint Insurance Company. Tower did not cede any brokerage business in 2009, and ceding commission revenue earned from CastlePoint Reinsurance was eliminated during the second quarter.

Net investment income increased by 108.2% to $17.4 million for the three months ended June 30, 2009 compared to $8.4 million for the same period in 2008. On a tax equivalent basis, the yield was 5.7% as of June 30, 2009 compared to 5.4% as of June 30, 2008. The higher yield is due to the acquisition of CastlePoint, whose investment portfolio had a market yield, excluding cash, on the date of acquisition of 7%. CastlePoint’s investment portfolio’s market yield became Tower’s book yield due to business combination accounting rules.

Net realized investment gains were $0.4 million for the three month period ending June 30, 2009 compared to losses of $8 million for the same period last year. Realized capital gains in 2009 were primarily from opportunistic sales of CMBS securities, where yield spreads narrowed, as well as sales of preferred stocks, primarily in the banking sector, to reduce the Company’s overall exposure in this sector. Included in the second quarter net realized investment gains are approximately $4.1 million of other-than-temporarily impaired losses relating to certain structured securities and impairment of CIT Group, Inc. securities.

Operating expenses were $84 million for the three months ended June 30, 2009 as compared to $52.2 million for the same period in 2008.

For the Brokerage Insurance Segment, premiums on renewed business increased 2.8% in personal lines and decreased 0.8% in commercial lines, resulting in an overall increase of 0.4% during the second quarter of 2009. The retention rate on brokerage business was 91% for personal lines and 82% for commercial lines, resulting in a retention rate of 88% for all lines during the second quarter of 2009. Brokerage insurance premiums earned continued to increase, primarily due to the acquisitions of CastlePoint and Hermitage on February 5, 2009 and February 27, 2009, respectively, which added $80.8 million in net premiums earned for the three months ended June 30, 2009.

The Specialty Business Segment consisted of program business written in Tower insurance subsidiaries, program business written in CastlePoint Insurance Company and reinsurance business written in CastlePoint Re. The increase in specialty business premium earned resulted primarily from the acquisition of CastlePoint, which added $41.3 million of net premiums earned for the three months ended June 30, 2009.

Dividend Declaration

The Company’s Board of Directors approved a quarterly dividend of $0.07 per share payable September 25, 2009 to stockholders of record as of September 14, 2009.

Acquisition of Specialty Underwriters' Alliance, Inc.

On June 22, 2009, Tower announced the acquisition of Specialty Underwriters' Alliance, Inc. On July 17, 2009, the Federal Trade Commission granted early termination under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On July 15, 2009, Tower filed a Form A with the Illinois Department of Insurance and the California Department of Insurance. On July 31, 2009, Tower filed a Registration Statement on Form S-4, and SUA filed a preliminary proxy statement with the Securities and Exchange Commission.

Additional Highlights and Disclosures:

2009 and 2010 Guidance

Tower expects third quarter 2009 operating earnings per share to be in a range of $0.71 to $0.76 per diluted share. For the full year 2009, Tower projects operating earnings per share to be in a range between $3.15 and $3.25 per diluted share. For 2010, Tower projects its diluted earnings per share to be in a range between $3.50 and $3.70 per diluted share. Both 2009 and 2010 ranges include the effects of the SUA transaction.

Notes on Non-GAAP Financial Measures

(1) Operating income is a common performance measurement for insurance companies and excludes realized investment gains or losses and expenses related to the adoption of FAS No. 141R, Business Combinations. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. The Federal statutory tax rate of 35% was used to calculate the tax applicable to net realized gains or losses on investments and tax deductible acquisition related transaction costs. Operating earnings per share is operating income divided by diluted weighted average shares outstanding. Operating return on equity is annualized operating income divided by average common stockholders’ equity.

(2) Gross premiums written through our insurance subsidiaries and produced as managing general agent on behalf of other insurance companies.

(3) During the first quarter, $7.3 million of the acquisition related transaction costs were not deemed deductible for tax purposes. The tax rate used to calculate the acquisition related transaction costs that were tax deductible was 35%. During the second quarter, $868 thousand of tax benefit related to acquisition related transaction costs were realized and excluded from operating income.

About Tower Group, Inc.

Tower Group, Inc. offers property and casualty insurance products and services through its operating subsidiaries. Its insurance company subsidiaries in the U.S. offer insurance products to individuals and small to medium-sized businesses through its network of retail and wholesale agents and specialty business through program underwriting agents. Tower also offers reinsurance solutions to small insurance companies through its Bermuda based reinsurer and U.S. insurance companies. Tower's insurance services subsidiaries provide underwriting, claims and reinsurance brokerage services to other insurance companies.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release and any other written or oral statements made by or on behalf of Tower may include forward-looking statements that reflect Tower's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," "project," "intend," "estimate," "anticipate," "believe" and "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. With respect to the acquisition of Specialty Underwriters’ Alliance, Inc., the following factors, among others, could cause or contribute to such material differences: the ability to obtain necessary governmental approvals or rulings on or regarding the acquisition on the proposed terms and schedule, the failure of the shareholders of Specialty Underwriters’ Alliance, Inc. to approve the acquisition, the failure to satisfy the closing conditions to the acquisition, the risk that the business of Specialty Underwriters’ Alliance, Inc. will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected, the risk that the revenue opportunities, cost savings and other anticipated synergies from the acquisition may not be fully realized or may take longer to realize than expected, disruption from the acquisition making it difficult to maintain relationships with customers, employees, brokers and managing general agents, the risk that the U.S. tax authorities may view the tax treatment of the acquisition differently from Tower’s tax advisors, and costs relating to the acquisition. Please refer to Tower’s filings with the SEC, including Tower’s Annual Report on Form 10-K for the year ended December 31, 2008, for a description of other important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Forward-looking statements speak only as of the date on which they are made, and the assumptions underlying our pro forma projections and/or earnings guidance could prove incorrect, and Tower undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For more information visit Tower's website at http://www.twrgrp.com/.

Tower has changed the presentation of its business results, beginning January 1, 2009, by allocating its previously reported insurance segment into brokerage insurance and specialty business, based on the way management organizes the segments for making operating decisions and assessing profitability. This will result in the reporting of three operating segments. The prior period segment disclosures have been restated to conform to the current presentation.

The Brokerage Insurance Segment offers a broad range of commercial lines and personal lines property and casualty insurance products to small to mid-sized businesses and individuals distributed through a network of retail and wholesale agents on both an admitted and non-admitted basis;

The Specialty Business Segment provides specialty classes of business through program underwriting agents. This segment also includes reinsurance solutions provided primarily to small insurance companies; and

The Insurance Services Segment provides underwriting, claims and reinsurance brokerage services to insurance companies.

Brokerage Insurance & Specialty Business Combined ($ in thousands) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2009	2008	Change(%)	2009	2008	Change(%)
Revenues
Premiums earned
Gross premiums earned	$267,641	$138,634	93.1%	$483,699	$273,771	76.7%

Less: ceded premiums earned	(38,190)	(68,520)	-44.3%	(86,158)	(135,227)	-36.3%

Net premiums earned	229,451	70,114	227.3%	397,541	138,544	186.9%

Ceding commission revenue	7,167	21,491	-66.6%	20,742	42,145	-50.8%

Policy billing fees	709	459	54.4%	1,241	961	29.1%

Total	237,324	92,064	157.8%	419,524	181,650	131.0%
Expenses
Loss and loss adjustment expenses

Gross loss and loss adjustment expenses	135,042	69,952	93.0%	264,481	137,082	92.9%
Less:ceded loss and loss adjustment expenses	(15,216)	(33,029)	-53.9%	(54,398)	(62,862)	-13.5%

Net loss and loss adjustment expenses	119,826	36,923	224.5%	210,083	74,220	183.1%
Underwriting expenses

Direct commission expense	53,353	24,872	114.5%	98,335	48,106	104.4%

Other underwriting expenses	28,974	17,393	66.6%	53,606	36,140	48.3%

Total underwriting expenses	82,327	42,265	94.8%	151,941	84,246	80.4%
Underwriting profit	$35,171	$12,876	173.2%	$57,500	$23,184	148.0%

Key Measures
Premiums written
Gross premiums written	$260,741	$165,963	57.1%	$460,685	$301,076	53.0%

Less: ceded premiums written	(24,923)	(83,338)	-70.1%	(38,603)	(150,095)	-74.3%
Net premiums written	$235,818	$82,625	185.4%	$422,082	$150,981	179.6%

Loss Ratios
Gross	50.5%	50.6%		54.7%	50.1%
Net	52.2%	52.6%		52.8%	53.6%
Accident Year Loss Ratios
Gross	53.6%	51.5%		54.4%	51.0%
Net	53.7%	54.5%		54.4%	54.5%
Underwriting Expense Ratios
Gross	30.5%	30.2%		31.2%	30.4%
Net	32.4%	29.0%		32.7%	29.7%
Combined Ratios
Gross	81.0%	80.8%		85.9%	80.5%
Net	84.6%	81.6%		85.5%	83.3%

Brokerage Insurance Segment Results of Operations ($ in thousands) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2009	2008	Change(%)	2009	2008	Change(%)
Revenues
Premiums earned
Gross premiums earned	$201,619	$117,934	71.0%	$364,106	$244,183	49.1%

Less: ceded premiums earned	(28,066)	(55,792)	-49.7%	(63,242)	(115,711)	-45.3%

Net premiums earned	173,552	62,142	179.3%	300,863	128,472	134.2%

Ceding commission revenue	5,885	17,380	-66.1%	16,553	35,788	-53.7%

Policy billing fees	709	459	54.4%	1,241	961	29.1%

Total	180,145	79,981	125.2%	318,656	165,221	92.9%
Expenses
Loss and loss adjustment expenses

Gross loss and loss adjustment expenses	97,003	58,505	65.8%	195,188	120,431	62.1%

Less:ceded loss and loss adjustment expenses	(7,254)	(25,832)	-71.9%	(39,531)	(51,696)	-23.5%

Net loss and loss adjustment expenses	89,749	32,673	174.7%	155,657	68,735	126.5%
Underwriting expenses

Direct commission expense	41,272	19,785	108.6%	72,470	40,666	78.2%

Other underwriting expenses	24,007	15,764	52.3%	46,099	34,152	35.0%

Total underwriting expenses	65,279	35,549	83.6%	118,569	74,818	58.5%
Underwriting profit	$25,117	$11,759	113.6%	$44,430	$21,668	105.1%

Key Measures
Premiums written
Gross premiums written	$212,454	$133,662	58.9%	$365,660	$248,532	47.1%

Less: ceded premiums written	(12,957)	(60,703)	-78.7%	(24,236)	(112,387)	-78.4%
Net premiums written	$199,497	$72,959	173.4%	$341,424	$136,145	150.8%

Loss Ratios
Gross	48.1%	49.6%		53.6%	49.3%
Net	51.7%	52.6%		51.7%	53.5%
Accident Year Loss Ratios
Gross	51.9%	50.8%		53.0%	50.5%
Net	53.0%	54.7%		53.5%	54.5%
Underwriting Expense Ratios
Gross	32.0%	29.8%		32.2%	30.2%
Net	33.8%	28.5%		33.5%	29.6%
Combined Ratios
Gross	80.1%	79.4%		85.8%	79.5%
Net	85.5%	81.1%		85.2%	83.1%

Specialty Business Segment Results of Operations ($ in thousands) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2009	2008	Change(%)	2009	2008	Change(%)
Revenues
Premiums earned
Gross premiums earned	$66,022	$20,700	218.9%	$119,593	$29,588	304.2%

Less: ceded premiums earned	(10,124)	(12,728)	-20.5%	(22,916)	(19,516)	17.4%

Net premiums earned	55,899	7,972	601.2%	96,678	10,072	859.9%

Ceding commission revenue	1,280	4,111	-68.9%	4,190	6,357	-34.1%

Total	57,178	12,083	373.2%	100,867	16,429	514.0%
Expenses
Loss and loss adjustment expenses

Gross loss and loss adjustment expenses	38,038	11,447	232.3%	69,292	16,651	316.1%

Less:ceded loss and loss adjustment expenses	(7,962)	(7,197)	10.6%	(14,867)	(11,166)	33.1%

Net loss and loss adjustment expenses	30,077	4,250	607.7%	54,426	5,485	892.3%
Underwriting expenses

Direct commission expense	12,083	5,082	137.8%	25,865	7,440	247.6%

Other underwriting expenses	4,967	1,629	204.9%	7,507	1,988	277.6%

Total underwriting expenses	17,050	6,711	154.1%	33,372	9,428	254.0%
Underwriting profit	$10,052	$1,122	795.9%	$13,070	$1,516	762.1%

Key Measures
Premiums written
Gross premiums written	$48,287	$32,301	49.5%	$95,025	$52,544	80.8%

Less: ceded premiums written	(11,966)	(22,635)	-47.1%	(14,367)	(37,708)	-61.9%
Net premiums written	$36,321	$9,666	275.8%	$80,658	$14,836	443.7%

Loss Ratios
Gross	57.6%	55.3%		57.9%	56.3%
Net	53.8%	53.3%		56.3%	54.5%
Accident Year Loss Ratios
Gross	59.1%	55.3%		58.7%	56.3%
Net	55.8%	53.3%		57.4%	54.5%
Underwriting Expense Ratios
Gross	25.8%	32.4%		27.9%	31.9%
Net	28.2%	32.6%		30.2%	30.5%
Combined Ratios
Gross	83.4%	87.7%		85.8%	88.2%
Net	82.0%	85.9%		86.5%	85.0%

Insurance Services Segment Results of Operations ($ in thousands) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2009	2008	Change(%)	2009	2008	Change(%)
Revenue
Direct commission revenue from managing general agency	($824)	$11,903	-106.9%	$2,283	$20,067	-88.6%

Claims administration revenue	136	1,013	-86.6%	982	1,970	-50.2%

Other administration revenue	221	1,209	-81.7%	416	1,580	-73.7%

Reinsurance intermediary fees	207	117	77.0%	301	285	5.6%

Policy billing fees	60	96	-37.1%	79	172	-53.8%

Total	(200)	14,338	-101.4%	4,061	24,074	-83.1%
Expenses

Direct commission expense paid to producers	125	5,154	-97.6%	1,616	8,525	-81.0%

Other insurance services expenses	181	3,171	-94.3%	1,040	4,745	-78.1%

Claims expense reimbursement to TICNY	136	1,013	-86.6%	982	1,970	-50.2%

Total	441	9,338	-95.3%	3,637	15,240	-76.1%
Insurance services pre-tax income (loss)	($641)	$5,000	-112.8%	$424	$8,834	-95.2%
Premiums produced by TRM on behalf of issuing companies	$479	$36,099	-98.7%	$11,208	$59,390	-81.1%

Tower Group, Inc. Consolidated Balance Sheets

	(Unaudited)
	June 30,	December 31,
($ in thousands, except par value and share amounts)	2009	2008
Assets
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $1,427,156 and $581,470)	$1,421,612	$530,159
Equity securities, available-for-sale, at fair value (cost of $8,785 and $12,726)	7,169	10,814
Total investments	1,428,781	540,973
Cash and cash equivalents	152,795	136,253
Investment income receivable	14,982	6,972
Premiums receivable	213,901	188,643
Reinsurance recoverable on unpaid losses	114,935	222,229
Reinsurance recoverable on paid losses	21,825	50,377
Prepaid reinsurance premiums	64,438	153,650
Deferred acquisition costs, net of deferred ceding commission revenue	146,008	53,080
Deferred income taxes	58,550	36,207
Intangible assets	38,963	20,464
Goodwill	236,407	18,962
Fixed assets, net of accumulated depreciation	46,590	39,038
Investment in unconsolidated affiliate	-	29,293
Other assets	38,079	42,240
Total assets	$2,576,254	$1,538,381
Liabilities
Loss and loss adjustment expenses	$833,175	$534,991
Unearned premium	523,113	328,847
Reinsurance balances payable	51,419	134,598
Payable to issuing carriers	47	47,301
Funds held under reinsurance agreements	15,558	20,474
Accounts payable, accrued liabilities and other liabilities	70,585	35,930
Subordinated debentures	235,058	101,036
Total liabilities	1,728,955	1,203,177
Stockholders' Equity
Common stock ($0.01 par value; 100,000,000 shares authorized, 40,565,221 and 23,408,145 shares issued, and 40,489,847 and 23,339,470 shares outstanding)	405	234
Treasury stock (75,374 and 68,675 shares)	(1,330)	(1,026)
Paid-in-capital	642,047	208,094
Accumulated other comprehensive net loss	(4,655)	(37,498)
Retained earnings	210,832	165,400
Total stockholders' equity	847,299	335,204
Total liabilities and stockholders' equity	$2,576,254	$1,538,381

Tower Group, Inc. Consolidated Statements of Income and Comprehensive Net Income (Unaudited)

	Three Months Ended		Six Months Ended
($ in thousands, except	June 30,		June 30,
per share and share amounts)	2009	2008	2009	2008
Revenues
Net premiums earned	$229,451	$70,114	$397,541	$138,544
Ceding commission revenue	7,167	21,491	20,741	42,145
Insurance services revenue	(293)	14,242	3,983	23,902
Policy billing fees	799	555	1,320	1,133
Net investment income	17,417	8,366	31,950	18,162
Net realized gains (losses) on investments	4,570	323	7,124	4,133
Other-than-temporary impairment losses	(6,139)	(8,293)	(14,871)	(10,729)
Portion of loss recognized in other accumulated comprehensive net loss	2,011	-	7,517	-
Net impairment losses recognized in earnings	(4,128)	(8,293)	(7,354)	(10,729)
Total revenues	254,983	106,798	455,305	217,290
Expenses
Loss and loss adjustment expenses	119,828	36,923	210,083	74,219
Direct and ceding commission expense	52,541	30,026	99,949	56,634
Other operating expenses	31,419	22,193	58,163	43,858
Interest expense	4,659	2,161	8,442	4,484
Total expenses	208,447	91,303	376,637	179,195
Other Income (expense)
Equity income (loss) in unconsolidated affiliate	-	762	(777)	1,522
Acquisition-related transaction costs	-	-	(11,348)	-
Gain on investment in acquired unconsolidated affiliate	-	-	7,388	-
Income before income taxes	46,536	16,257	73,931	39,617
Income tax expense	15,909	6,088	25,327	14,595
Net income	$30,627	$10,169	$48,604	$25,022
Gross unrealized investment holding gains/ (losses) arising during period	43,384	(9,550)	48,330	(22,074)
Cumulative effect of adjustment resulting from adoption of FSP FAS 115-2	-	-	(2,497)	-
Equity in net unrealized gains (losses) on investment in unconsolidated affiliate's investment portfolio	-	(324)	3,245	(1,107)
Less: reclassification adjustment for (gains) losses included in net income	(442)	7,970	230	6,596
Income tax (benefit) expense related to items of other comprehensive income	(14,389)	666	(16,617)	5,805
Comprehensive net income	$59,180	$8,931	$81,295	$14,242
Basic and diluted earnings per share
Basic
Common stock:
Distributed	$0.07	$0.05	$0.12	$0.10
Undistributed	0.69	0.39	1.19	0.98
Total	$0.76	$0.44	$1.31	$1.08
Diluted	$0.75	$0.44	$1.30	$1.07
Weighted average common shares outstanding
Basic	40,467,037	23,321,911	37,109,965	23,268,226
Diluted	40,606,326	23,527,262	37,255,790	23,461,117
Dividends declared and paid per common share
Common stock	$0.07	$0.05	$0.12	$0.10

CONTACT:
Tower Group, Inc.
Thomas Song, 212-655-4789
Managing Vice President
tsong@twrgrp.com